Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260 ~ phone: (804) 359-9311 ~ fax (804) 254-3584

PRESS RELEASE

CONTACT	RELEASE

Universal Corporation Investor Relations	4:15 p.m.
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces Appointment of Gregory R. Friedman to

Board of Directors

Richmond, Va • November 4, 2026 / BUSINESSWIRE

Universal Corporation (NYSE: UVV), a global business-to-business agriproducts company, today announced the appointment of Gregory R. Friedman to its Board of Directors (the “Board”), effective November 4, 2026.

Mr. Friedman brings more than 30 years of financial, operational, and strategic leadership experience across global businesses to Universal. Most recently, he served as Chief Financial Officer of Mura Technology, an international plastic recycling technology company. Previously, Mr. Friedman served as Executive Vice President and Chief Financial Officer of Corteva, Inc. (NYSE: CTVA), a global agriculture company, where he helped lead the company through its separation from DowDuPont and establishment as an independent publicly traded company, and played a key role in shaping its capital structure, financial policy, and investment priorities.

Earlier in his career, Mr. Friedman held several senior financial leadership roles at DuPont (NYSE: DD), including Vice President, Investor Relations and Chief Financial Officer of DuPont Pioneer, DuPont’s agricultural seed business, deepening his understanding of global agriculture and experience with global food ingredients, capital and financial markets. He also previously served on the Board of Directors of Radius Recycling (NASDAQ: RDUS), serving on its Audit and Compensation and Human Resources Committees, adding public company governance to his financial and agricultural background.

“We are delighted to welcome Greg to our Board,” said Preston D. Wigner, Chairman, President and Chief Executive Officer of Universal. “Throughout his career, Greg has helped companies pursue meaningful growth opportunities and turn them into results. His deep understanding of global agriculture, combined with his expertise in capital allocation, financial markets and corporate governance, will bring valuable perspective as we continue to advance our strategic priorities and create long-term value for our shareholders.”

“Universal has a strong foundation rooted in its leadership in global agriculture and longstanding customer and supplier relationships,” said Mr. Friedman. “I look forward to working with the Board to support Universal’s focus on operational excellence, growth, and continued success across its tobacco and ingredients businesses.”

About Universal Corporation

Universal Corporation (NYSE: UVV) is a global agricultural company with over 100 years of experience supplying products and innovative solutions to meet our customers’ evolving needs and precise specifications. Through our diverse network of farmers and partners across more than 30 countries on five continents, we are a trusted provider of high-quality, traceable products. We leverage our extensive supply chain expertise, global reach, integrated processing capabilities, and commitment to sustainability to provide a range of products and services designed to drive efficiency and deliver value to our customers. For more information, visit www.universalcorp.com.

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